Exhibit 99.1

Investor and Media Inquiries: Michael A. Hajost (610) 208-3476 mhajost@cartech.com

Carpenter Technology and Sandvik Establish Cooperation

in Powder Metal Products

WYOMISSING, Pa., October 19, 2010 — Carpenter Technology Corporation (NYSE: CRS) has established a strategic partnership with Sandvik Materials Technology to further strengthen its leadership position in high-performance powder metal products. As part of the joint venture arrangement, Carpenter Technology Corporation will acquire a 40 percent interest in Sandvik Powdermet AB and Sandvik AB will acquire a 40 percent interest in Carpenter Powder Products AB.

Carpenter Powder Products AB, a unit of Carpenter Technology based in Torshalla, Sweden, manufactures high-alloy powder and is currently one of Sandvik Powdermet AB’s major suppliers. The joint venture will provide Carpenter with access to Sandvik Powdermet AB’s market for near-net-shape powder products, and will ensure Sandvik’s long-term supply of high quality powder. The cooperation is expected to provide accelerated growth opportunities for both companies in powder metal markets. The two businesses will continue to operate under their current respective brands, Carpenter and Sandvik.

“We are committed to enhancing our market position in powder manufacturing and technology, which will strengthen our portfolio of high-value, differentiated products and provide a vehicle for continued future growth,” said William A. Wulfsohn, President and Chief Executive Officer of Carpenter Technology. “This partnership will further establish Carpenter as a leading global supplier of technologically advanced materials required by the energy and other demanding market sectors. Carpenter believes that collaborations with strong partners such as Sandvik will provide a strong foundation for developing new growth opportunities.”

“Powder technology is one of the development areas to which we have assigned highest priority to enable us to further strengthen our position in the field of advanced materials in, for example, the rapidly expanding energy sector,” said Peter Gossas, President of the Sandvik Materials Technology business area. “The strategic partnership with Carpenter Technology in this area makes us a leading player in the field of powder technology.”

Carpenter Powder Products has additional powder manufacturing operations in Bridgeville, PA and Woonsocket, RI, and powder R&D in Reading, PA. Sandvik Materials Technology also has powder technology operations in Wales (Sandvik Osprey Ltd), powder manufacturing in Surahammar, Sweden and a powder technology R&D unit in Sandviken, Sweden. These units will not be included in the joint venture.

Carpenter Powder Products AB is a diversified manufacturer of high-alloy metal powder products, focusing primarily in energy and industrial markets. The company, located in Torshälla, Sweden, has about 50 employees and annual sales of approximately $21 million US or 150 million SEK.

Sandvik Powdermet AB is specialized with respect to development, manufacturing, sales and marketing of powder-based products delivered in the form of near-net shapes. The company, located in Surahammar, Sweden, has about 30 employees and annual sales of approximately 150 million SEK.

About Carpenter Technology

Carpenter produces and distributes conventional and powder metal specialty alloys, including stainless steels, titanium alloys, tool steels and superalloys. Information about Carpenter can be found on the Internet at http://www.cartech.com.

Statements in this news release which are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. These forward-looking statements are subject to risk factors and uncertainties that could cause actual results to differ from those projected, anticipated or implied. The most significant of these uncertainties are described in Carpenter’s filings with the Securities and Exchange Commission including its annual report on Form 10-K for the year ended June 30, 2010 and the exhibits attached to that filing. Further, factors that could cause actual results to differ materially from forward-looking statements include, but are not limited to, the following: our ability to successfully establish the joint venture arrangement with Sandvik, our ability to achieve accelerated growth opportunities in powder metal markets, our ability to enhance our market position in powder manufacturing and technology, our ability to successfully develop new products, compliance with government regulations, changes in the competitive environment or the effects of competition in our markets, and general economic conditions affecting the industries we serve. Any of these factors could have an adverse and/or fluctuating effect on Carpenter’s results of operations. The forward-looking statements in this document are intended to be subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Carpenter undertakes no obligation to update or revise any forward-looking statements.